Exhibit 10.7

[LETTERHEAD OF RACC]

November 16, 2011

Great Lakes Aviation, Ltd.

1022 Airport Parkway

Cheyenne, WY 82001

Attn: Michael Matthews

Re:	Great Lakes Aviation, Ltd. (“Great Lakes”)

Ladies and Gentlemen:

You have advised Raytheon Aircraft Credit Corporation (“RACC”) that Great Lakes has obtained financing with which to make an agreed payoff to RACC in satisfaction of its obligations under twenty-five (25) aircraft notes and a secured senior note and in payment for all of the shares of your common stock held by RACC (the “Shares”). More specifically, Great Lakes and RACC are parties to (a) twenty-five (25) separate Amended and Restated Promissory Notes or Second Amended and Restated Promissory Notes, each of which is dated March 23, 2007, as amended and in effect on the date hereof (each an “Aircraft Note” and collectively, the “Aircraft Notes”), which are secured by twenty-five (25) separate Security Agreements or Amended and Restated Security Agreements, each of which is dated as of December 31, 2002, as amended, supplemented or otherwise modified and in effect on the date hereof (each an “Aircraft Security Agreement” and collectively, the “Aircraft Security Agreements”), (b) a Senior Note dated March 23, 2007 (the “Senior Note” and, collectively, with the Aircraft Notes, the “Notes”) that is secured by four (4) Embraer Model EMB-120ER aircraft under four (4) Aircraft Security Agreements, (the “Embraer Security Agreements”), and (c) a Security Agreement dated as of December 31, 2002, as amended and in effect on the date hereof (the “All-Assets Security Agreement” and, collectively with the Aircraft Security Agreements and the Embraer Security Agreements, the “Security Agreements”). RACC’s security interests in the related collateral have been evidenced by the Security Agreements and properly perfected by various filings and registrations.

You have requested that we provide you with a discounted payoff of the Notes and transfer the Shares to you and, upon receipt of the payments described below, that we terminate our security interests under the Security Agreements and transfer the Shares to Great Lakes. When fully executed and implemented, this letter will reflect our agreement.

As of the date of this letter, Great Lakes owes RACC aggregate principal amounts of $30,851,056.27 under the Aircraft Notes and of $6,567,648.99 under the Senior Note (together with interest and all other amounts with respect to the Notes, the “Outstanding Indebtedness”). If payment in full is received by RACC on or before November 17, 2011, RACC is agreeing to accept the following payments in full satisfaction of the Great Lakes’ obligations under the Notes: for a total of (a) an amount equal to the prorated payments under the Notes, prorated to the date that RACC receives the Payoff Amount (as defined below) (which, by way of example, would be $374,208.35 ($352,498.50 of principal and interest with respect to the Aircraft Notes and $21,709.85 of interest on the Senior Note) if RACC receives the Payoff Amount on

November 16, 2011), and (b) a payment of Twenty-Seven Million Dollars ($27,000,000) (collectively, the amounts contained in the forgoing subparagraphs (a) and (b) are referred to herein as the “Payoff Amount”). RACC agrees that it will accept the payment, by wire transfer (RACC’s wire instructions are attached hereto as Exhibit A), of the Payoff Amount without any penalty or premium or other charge, in full satisfaction of the Outstanding Indebtedness. In addition to the Payoff Amount, and notwithstanding the foregoing, Great Lakes agrees to pay all of RACC’s reasonable costs and expenses, including legal fees and disbursements, for preparing this letter and the previously executed Second Amendment to Agreement, the administration of the Notes and Security Agreements, and any filings or other matters involving or implementing this letter not later than five (5) days after Great Lakes’ initial receipt of invoices therefor. For the avoidance of doubt, Great Lakes’ failure to pay any costs or expenses to RACC as provided in the immediately preceding sentence does not affect, assuming RACC’s receipt of the Payoff Amount, RACC’s transfer of the Shares to Great Lakes or the release of its security interests under the Security Agreements or affect the effectiveness of any other provision of this letter.

Upon its receipt of the Payoff Amount, RACC agrees that it will terminate the Security Agreements and release all of its security interests under the Security Agreements. In addition, it will transfer the Shares to Great Lakes.

In consideration of its receipt of the payment in full of the Payoff Amount, RACC hereby (a) acknowledges and agrees that payment of the Payoff Amount will constitute payment in full of all of the Outstanding Indebtedness under the Notes, (b) represents that, other than under or pursuant to the Notes and the Security Agreements, it has no other credit arrangements with Great Lakes involving indebtedness for borrowed money, letters of credit issued on the application of, guaranties by, or interest or liens against, Great Lakes, any of its affiliates, (c) represents that, other than the Shares, it has no other options, warrants, convertible stock, preferred stock, common stock, equity securities or right to acquire any of the foregoing in Great Lakes or any of its affiliates, and (d) agrees that upon its receipt of the Payoff Amount (i) all security interests and liens under the Security Agreements that it may have on any real or personal property of Great Lakes shall thereupon terminate and be of no further force and effect, (ii) it will terminate all of the Security Agreements and Great Lakes will have no further liabilities or obligations thereunder, and (iii) it will execute a stock power substantially in the form attached hereto as Exhibit B in order to transfer the Shares to Great Lakes. In addition to the Notes and Security Agreements, Great Lakes is currently leasing from RACC used Beech 1900D Airliners under separate Operating Leases (the “Leases”), which Airliners are in the process of being returned to RACC. RACC has given Great Lakes a Notice of Termination for each Lease. Great Lakes by signing below confirms and ratifies each of its obligations under the Leases. For the avoidance of doubt, except for such confirmation and ratification, this letter does not affect the Leases in any way, all of which shall remain in full force and effect, subject to the Notices of Termination, as amended and currently in effect.

Upon our receipt of the Payoff Amount, Great Lakes or its designee (including any lender of Great Lakes) is authorized to file termination statements with respect to any liens arising under the Security Agreements on aircraft, engines, propellers, spare engines, spare propellers, spare parts, or any other assets of Great Lakes and the related UCC Financing Statement Amendment, in each case terminating the security interests and liens granted under the Security Agreements, including, without limitation, UCC Financing Statement Amendment terminating the UCC Financing Statement identified on Exhibit C hereto. In addition, as soon as reasonably practicable following receipt of the Payoff Amount, RACC will deliver to Great Lakes (a) the Notes and the Security Agreements, each of which shall be appropriately marked to reflect their satisfaction or termination, as appropriate, and signed and dated by RACC, (b) the executed stock power and original stock certificate, and (c) such other termination statements, releases, or other documents, in form and substance reasonably satisfactory to Great Lakes and RACC as Great Lakes may reasonably request in connection with the above-described termination of all security interests and liens granted to RACC by Great Lakes pursuant to the Security Agreements.

Very truly yours,

Raytheon Aircraft Credit Corporation

By:	/s/ Michael J. Scheidt
Name: Michael J. Scheidt
Title: President

Acknowledged and Agreed this
16th day of November, 2011.

Great Lakes Aviation, Ltd.

By:	/s/ Michael Matthews
Name: Michael Matthews
Title: Chief Financial Officer